Exhibit 99

                                                        Contact:  Maria Rodamis
                                                       (305) 652-2411 Ext. 3810

             Publix Reports Second Quarter Results and Stock Price

LAKELAND, Fla., Aug. 2, 2004 -- Publix's sales for the second quarter of 2004 were approximately $4.5 billion, a 10.0 percent increase from last year's $4.1 billion. Comparable-store sales for the second quarter of 2004 increased 4.9 percent.
      Net earnings for the second quarter were approximately $199.4 million this year, compared to $161.5 million in 2003, an increase of 23.5 percent. Earnings per share were $1.11 for the second quarter of 2004, compared to $0.87 in the second quarter of 2003.
      Publix's sales for the first half of 2004 were approximately $9.2 billion, a 9.1 percent increase from last year's $8.4 billion. Net earnings for the first half of 2004 were approximately $402.8 million, compared to $348.6 million in 2003, an increase of 15.5 percent. Earnings per share increased to $2.25 for the first half of 2004, up from $1.86 per share in 2003.
      These amounts are based on unaudited reports that will be filed later this month with the U.S. Securities and Exchange Commission. The company's quarterly report to the SEC, Form 10-Q, will be available on its Web site at www.publix.com/stock on August 6, 2004.
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      Based on the most recent appraisal, Publix stock increased $6.25 from
$52.25 per share to $58.50 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
      "I'm very pleased that our excellent operating performance and improvements in the stock market resulted in a significant increase in our stock price. I want to thank our Publix associates for their efforts in increasing our stock price by 38.5 percent in the last year," Publix CEO Charlie Jenkins Jr. said.
      Publix is owned and operated by its 123,500 employees, with 2003 sales of $16.8 billion. Currently Publix has 824 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of Fortune's "100 Best Companies to Work For in America" for seven consecutive years. In addition, Publix's dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company's Web site, www.publix.com. ###
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